Exhibit 99.2

Rights Offering to Holders of

Sify Technologies Limited

American Depositary Shares

[●], 2024

To:	Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees which are holders of American Depositary Shares of Sify Technologies Limited (CUSIP No. 82655M107)

On behalf of Sify Technologies Limited (the “Company”), in connection with the distribution by the Company to (i) holders of Equity Shares of rights to subscribe for new Equity Shares (the “Share Rights”), and (ii) holders of its American Depositary Shares (the “ADSs”) of rights to subscribe for new ADSs (referred to herein as the “ADS rights”) pursuant to a rights offering, you are being requested to contact clients for whom you hold ADSs to obtain instructions with respect to the exercise or sale of their ADS rights. The Company has made arrangements with Citibank, N.A., as ADS Rights Agent (the “ADS Rights Agent”), to make available the ADS rights to holders of ADSs as of 5:00 p.m. (New York City time) on [●], 2024 (the “ADS Record Date”) upon the terms set forth in the Prospectus relating to the rights offering, dated [●], 2024, filed by the Company with the U.S. Securities and Exchange Commission (the “Prospectus”). Your prompt attention is requested, as the ADS subscription period expires at 2:15 p.m. (New York City time) on [●], 2024 (the “ADS Rights Expiration Date”).

Offers and Sales in Certain Jurisdictions

The offer, sale, exercise or acceptance of, or the subscription for, any of the securities described in the Prospectus to or by persons located or resident in jurisdictions other than India and the United States may be restricted or prohibited by the laws of the relevant jurisdiction. Crediting of ADS rights to any account, or the receipt of allotment of any new ADSs or of certificates evidencing such securities will not constitute an offer or sale in those jurisdictions in which it will be illegal to make such offer or sale, or where such offer or sale will trigger any registration, filing or approval requirement or otherwise violate the securities laws of such jurisdictions or be prohibited.

If you receive ADS rights on behalf of clients that are the beneficial owners of the ADSs and are located or reside outside of the United States of America, you may not distribute the ADS rights you may receive on behalf of such clients and, in lieu of such distribution of ADS rights, you are requested to sell the ADS rights on behalf of such clients prior to 4:00 p.m. (New York City time) on [●], 2024 (either directly or through the ADS Rights Agent) and to distribute to such clients only the net cash proceeds from such sales. To arrange for the sale of ADS rights through the ADS Rights Agent, please use the applicable function of The Depository Trust Company (“DTC”) to instruct the ADS Rights Agent prior to 5:00 p.m. (New York City time) on [●], 2024. When you exercise ADS rights on behalf of your clients, you will be asked to certify that such clients are eligible holders of ADS rights.

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ADS Rights Offering

Enclosed you will find a form letter you can send to your clients who are beneficial owners of ADSs. The Company requests that you send the client letter to your clients who own ADSs as of the ADS Record Date. The Prospectus is available on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system of the U.S. Securities and Exchange Commission at https://www.sec.gov/edgar/searchedgar/companysearch. Copies of the Prospectus are available upon request from the Information Agent, D.F. King & Co., by phone at (800) 487-4870 (U.S. toll free) or (212) 269-5550 (banks and brokers only) or by email at sify@dfking.com. The CUSIP No. for the Company’s ADSs is 82655M107, and the ADSs are quoted on the Nasdaq Capital Market under the symbol “SIFY”. The CUSIP No. for the ADS rights is 82655M115, and the ADS rights will be quoted on the Nasdaq Capital Market under the symbol “SIFYR”. DTC will be credited with the ADS rights on or about [●], 2024.

ADS RIGHTS NOT EXERCISED PRIOR TO 2:15 P.M. (NEW YORK CITY TIME) ON [●], 2024 will BECOME VOID AND WILL HAVE NO FURTHER VALUE. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

For a complete description of the terms and conditions of the offering and the procedures for exercise or sale of ADS rights, please refer to the Prospectus. None of the terms hereof are intended to contradict or supersede the terms of the Prospectus. In the event of any inconsistency between the terms of the Prospectus and the terms hereof, the terms of the Prospectus will govern. Any terms used but not defined herein will have the meaning given to such terms in the Prospectus.

Exercise of ADS Rights

Holders of ADSs will receive 1.36364 ADS rights for every ADS he/she held as of the ADS Record Date. 0.73 ADS right will entitle the holder of such ADS right to purchase one (1) new ADS. To validly subscribe for new ADSs, holders of ADSs will need to deliver to the ADS Rights Agent the ADS Subscription Price of US$0.14 for each new ADS he/she wishes to subscribe, which includes the ADS issuance fees of the depositary of US$0.02 per new ADS issued.

Excess Applications

Each ADS rights holder who elects to exercise its ADS rights in full will be entitled to subscribe for additional ADSs that remain unsubscribed as a result of any unexercised ADS rights by other ADS holders at the ADS Subscription Price, pursuant to the Over-Subscription Right. If all ADS rights are fully exercised, there will be no Over-Subscription Right. We will not in any case issue additional ADSs beyond those offered pursuant to the Rights Offering.

In order to properly exercise your Over-Subscription Right, you must indicate the number of additional ADSs you wish to subscribe for on the ADS rights subscription form and deliver the payment for exercise of your Over-Subscription Right before the ADS Expiration Date. Because we will not know the total number of unsubscribed ADSs before the ADS Expiration Date, if you wish to maximize the number of ADSs you purchase pursuant to your Over-Subscription Right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of ADSs available, assuming that no ADS rights holder other than you has purchased any ADSs pursuant to such holder’s subscription rights. The ADS Rights Agent will return any excess payments by mail as promptly as commercially reasonable without interest or deduction promptly after the ADS Expiration Date.

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The available unsubscribed ADSs will be allocated among the ADS rights holders who have exercised the Over-Subscription Right as follows: If the amount of unsubscribed ADSs is less than the amount of ADSs subscribed pursuant to the Over-Subscription Right (meaning that there is not a sufficient number of ADSs available to fully satisfy all over-subscription requests), the available ADSs will be allocated on a pro rata basis among ADS rights holders who exercised their Over-Subscription Right, based on the number of additional ADSs each such ADS rights holder subscribed for pursuant to the Over-Subscription Right.

If the amount of unsubscribed ADSs is greater than or equal to the amount of ADSs subscribed pursuant to the Over-Subscription Right, then the ADS rights holders who exercised their Over-Subscription Right will be allocated their subscription orders pursuant to the Over-Subscription Right in full.

No Guaranteed Delivery Procedures

No Guaranteed Delivery procedures will be available in the rights offering.

Exchange of ADS Rights for Share Rights

ADS rights may not be converted into Share Rights and Share Rights may not be converted into ADS rights.

Exercise through DTC

ADS rights received through DTC can only be exercised (including applications for excess ADSs) through the applicable function of the DTC system. Payment for new ADSs subscribed must be received by the ADS Rights Agent via DTC prior to the ADS Rights Expiration Date. Any exercise of ADS rights is irrevocable and may not be cancelled or modified.

Unexercised ADS Rights

If ADS rights are not exercised prior to the ADS Rights Expiration Date, such ADS rights will become void and will have no further value. Accordingly, ADS rights holders will not receive any value or proceeds with respect to unexercised rights.

Sale of ADS Rights

The ADS rights will be admitted for trading on the Nasdaq Capital Market. If you or your customers wish to sell any ADS rights, you may sell the rights directly at any time prior to 4:00 p.m. (New York City time) on [●], 2024 or you may instruct Citibank, N.A., in its capacity as ADS Rights Agent, at any time prior to 5:00 p.m. (New York City time) on [●], 2024, to sell any such ADS rights via DTC’s applicable system function. The ADS Rights Agent will charge an ADS rights holder customary fees (up to US$0.02 per ADS right sold), taxes and expenses for selling ADS rights. The proceeds of any ADS rights sold (after deduction of applicable fees, taxes and expenses) will be sent to the holder of such ADS rights after the ADS Rights Expiration Date. The net sale proceeds that an ADS rights holder is entitled to for his/her ADS rights sold will be calculated on the basis of the number of ADS rights sold and the net weighted average sale price per ADS right for all ADS rights sold by the ADS Rights Agent during the ADS subscription period. Neither the Company nor the ADS Rights Agent can guarantee the ability of the ADS Rights Agent to effectuate any such sale or the price at which any ADS rights will be sold.

Questions regarding the issuance of the ADS rights and the offer to subscribe for new ADSs should be directed to the bank and broker helpline at D.F. King & Co., phone number (212) 269-5550 (banks and brokers only).

Certain Restrictions

Each person who exercises, accepts, subscribes for or purchases any of the securities described in the Prospectus must do so in accordance with the restrictions set forth in the sections entitled “About this Prospectus” and “Plan of Distribution” of the Prospectus.

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